Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated February 27, 2009 (September 17, 2009 as to the effects of the retrospective application of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, FASB Staff Position (“FSP”) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB
14-1”) and FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”) as disclosed in Notes 2, 11 and 20), relating to the consolidated financial statements of BlackRock, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective application of SFAS 160, FSP APB 14-1 and FSP EITF 03-6-1) appearing in the BlackRock, Inc. Current Report on Form 8-K filed on September 17, 2009, which is incorporated by reference in the Current Report on Form 8-K of The PNC Financial Services Group, Inc. (the “Corporation”), filed on January 15, 2010, in this Registration Statement on Form S-3 of the Corporation.

/s/ Deloitte & Touche LLP

New York, New York

January 15, 2010